Exhibit 99.1

Contact: Leah Stearns

Director, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES

CLOSE OF ESSAR TELECOM INFRASTRUCTURE TRANSACTION

Boston, Massachusetts – August 6, 2010: American Tower Corporation’s (NYSE: AMT) Indian subsidiary, Transcend Infrastructure Ltd. (TIL), today acquired Essar Telecom Infrastructure Pvt. Ltd. (ETIPL) from the Essar Group, for approximately $430 million in cash. Pursuant to the transaction, which was previously announced in February 2010, the Company acquired ETIPL’s portfolio of over 4,600 wireless communications tower sites, as well as a number of towers under construction. The acquired portfolio includes sites across 14 of the 23 telecom circles in India and has an industry leading tenancy ratio of 1.9. In addition, this acquisition increases the size of the Company’s communications tower site portfolio in India by almost threefold and its global portfolio to more than 32,000 communication sites.

“The Essar acquisition brings us to a portfolio of over 7,000 communication tower sites in India, providing a solid platform for future revenue growth. We are excited about the ongoing potential of this market as our customers in India continue to build out their nationwide networks while also seeking to launch next generation technologies with newly awarded spectrum,” said Jim Taiclet, Chairman, President and Chief Executive Officer.

About American Tower

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower currently owns and operates over 32,000 communications sites in the United States, Mexico, Brazil, Chile, and India. For more information about American Tower, please visit www.americantower.com.

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